Exhibit 4.7
Dated
CADBURY PLC
and
[DIRECTOR]

DEED OF INDEMNITY

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(RAC/JRYC)
CA081610013

CONTENTS

1.	Interpretation	3

2.	Indemnity and Loan of Funds for Defence Proceedings	4

3.	Conduct of Claims and Access to Information	6

4.	Establishment of Liability	7

5.	D&O Insurance	7

6.	Notices	7

7.	Remedies and Waivers	8

8.	Invalidity	9

9.	Contracts (Rights of Third Parties) Act 1999	9

10.	Entire Agreement	9

11.	Assignment	10

12.	Confidentiality	10

13.	Termination	10

14.	Counterparts	11

15.	Choice of Governing Law	11

16.	Jurisdiction	11

17.	Director's Absence and Agent for Service	11

THIS DEED is made on the	day of December, 2008
BETWEEN:
1.	CADBURY PLC, a company incorporated in England and Wales (registered number 6497379), whose registered office is at Cadbury House, Sanderson Road, Uxbridge UB8 1DH (the “Company”); and

2.	[ ] (the “Director”).
WHEREAS:
(A)	The Director is a director of the Company on the date of this Deed.

(B)	The Company has agreed to indemnify the Director, and the Director has agreed to give certain undertakings to the Company, in each case on the terms of and subject to the conditions in this Deed.
THIS DEED PROVIDES as follows:
1.	Interpretation

1.1	In this Deed:

“Act”	means the Companies Act 2006;

“Business Day”	means a day (other than a Saturday or a Sunday) on which banks are open for business (other than solely for trading and settlement in euro) in London;

“Confidential Information”	has the meaning given in sub-clause 12.1;

“Employment Contract”	means any contract of employment (or in the case of a non-executive director, any applicable letter of appointment) in effect from time to time between the Director and the Company or a Group Company;

“Group Company”	means any body corporate that is a group undertaking of the Company from time to time (body corporate and group undertaking having the meanings ascribed to them respectively in section 1173 and section 1161 of the Act);

“Indemnity Claim”	means any investigation, demand, claim, action or proceeding brought or threatened which could give rise to any claim, action or demand by the Director against the Company under sub-clause 2.1;

“Pre-Contractual Statement”	has the meaning given in sub-clause 10.4;

“Proceedings”	means any proceeding, suit or action arising out of or in connection with this Deed; and

“Service Document”	means a claim form, application notice, order, judgment or other document relating to any Proceedings.
1.2	In this Deed:
(A)	references to Clauses and sub-clauses are to clauses and sub-clauses of this Deed;

(B)	use of any gender includes the other gender;

(C)	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted; and

(D)	headings and titles are inserted for convenience only and are to be ignored in the interpretation of this Deed.
1.3	If there is any inconsistency between the provisions of this Deed and the provisions of any Employment Contract, the provisions of this Deed shall prevail.

2.	Indemnity and Loan of Funds for Defence Proceedings

2.1	Subject to sub-clause 2.5, sub-clause 2.8 and Clause 4, the Company undertakes to indemnify the Director against any and all liability suffered or incurred by the Director on or after the date of this Deed in respect of the Director’s acts or omissions while, or in the course of acting as, Director or employee of the Company or a director or employee of any Group Company or which otherwise arises by virtue of the Director holding or having held such office, in each case, to the extent arising out of or in connection with, directly or indirectly, any investigation, demand, claim, action or proceeding brought or threatened against the Director or any other person in any jurisdiction PROVIDED THAT, without prejudice to any other rights or remedies available to the Director, this indemnity shall not extend to any liability suffered or incurred by the Director:
(A)	arising out of, based upon or attributable to any dishonest or fraudulent act or fraudulent omission by the Director; or

(B)	in respect of which the Company would be prohibited, from time to time, by applicable law or regulation from indemnifying the Director,

and PROVIDED THAT this indemnity shall not extend to any loss of earnings or any other employment benefit including, without limitation, rights to bonus or other monetary incentives, share options or other share-based incentives or pension or other retirement benefits which the Director may suffer as a result of any period of loss of office imposed by any relevant court, tribunal or other legal or regulatory authority.

2.2	Without prejudice to sub-clause 2.1 but subject always to sub-clauses 2.3 and 2.4, the Company undertakes to loan such funds to the Director as the Company, in its reasonable discretion, considers appropriate for the Director to meet expenditures incurred or to be incurred by the Director:
(A)	in defending any criminal or civil proceedings in connection with any alleged negligence, default, breach of duty or breach of trust by the Director in relation to the Company or any Group Company; or

(B)	in defending himself:
(i)	in an investigation by a regulatory authority; or

(ii)	against action proposed to be taken by a regulatory authority in connection with any alleged negligence, default, breach of duty or breach of trust by the Director in relation to the Company or any Group Company; or

(C)	in connection with any application for relief under (a) section 661(3) or (4) of the Act or (b) section 1157 of the Act.
2.3	If the Company considers it appropriate to make any loan pursuant to sub-clause 2.2 and any law, regulation or listing rule in force from time to time requires that such loan may only be made with the prior approval of the shareholders of the Company, the Director acknowledges that the Company may only make such loan once the relevant shareholder approval has been obtained.

2.4	If the Company considers it appropriate to make any loan pursuant to sub-clause 2.2, such loan shall be on such terms as the Company, in its reasonable discretion, deems appropriate or desirable provided always that the loan shall in any event be repaid as required by the Act.

2.5	If the Director is at any time entitled (whether by reason of insurance or otherwise) to recover from some other person any sum in respect of any matter giving rise (or which may give rise) to a claim under sub-clause 2.1 (whether before or after the Company has made a payment thereunder) the Director shall:
(A)	promptly notify the Company and provide such information as the Company may reasonably require relating to such right of recovery and the steps taken or to be taken by the Director in connection with it;

(B)	unless such entitlement is contingent upon the Director having first exhausted his rights to indemnification in respect of the relevant liability under this Deed, if so required by the Company take all steps (whether by way of a claim against its insurers or otherwise including, without limitation, legal proceedings) as the Company may reasonably require to enforce such recovery; and

(C)	keep the Company fully informed of the progress of any action taken;
and thereafter any claim against the Company under sub-clause 2.1 shall be limited to the amount by which the liability suffered by the Director as a result of the matter giving rise to the claim under sub-clause 2.1 shall exceed the amount so recovered.

2.6	If the Company pays to the Director an amount pursuant to sub-clause 2.1 or makes a loan under sub-clause 2.2 and the Director subsequently recovers from a third party a sum which is referable to the matter giving rise to the relevant liability, the Director shall forthwith repay to the Company:
(A)	an amount equal to the sum recovered from the third party less any reasonable out-of-pocket costs and expenses incurred by the Director in recovering the same; or

(B)	if the figure resulting under sub-clause (A) above is greater than the amount paid by the Company to the Director in respect of the relevant liability, such lesser amount as shall have been so paid by the Company.
2.7	References in this Clause to acts or omissions are to acts or omissions respectively carried out, made or omitted to be made before, on or after the date of this Deed.

2.8	If the Director fails to comply with his obligations under Clause 3 in any material respect then the Company’s obligation to indemnify the Director under sub-clause 2.1 in respect of the relevant Indemnity Claim shall be limited to the amount which the Director would have been entitled to receive pursuant to such sub-clause in the absence of such failure.

3.	Conduct of Claims and Access to Information

3.1	Without prejudice to sub-clause 3.2, if the Director becomes aware of any Indemnity Claim (or any circumstances which may reasonably be expected to give rise to an Indemnity Claim) the Director shall:
(A)	as soon as practicable thereafter, notify the Company in writing of the existence of such Indemnity Claim (or circumstances), giving reasonable details in that notification (or, to the extent that such details are not available to the Director at that time, as soon as possible thereafter) of the person(s) making (or expected to make) such Indemnity Claim, the circumstances leading to (or expected to lead to), and the grounds for, that Indemnity Claim and the quantum or possible quantum of the Indemnity Claim;

(B)	subject to the Company agreeing to pay the reasonable out-of-pocket expenses of the Director, take such action and give such information and assistance and access to premises, chattels, documents and records as the Company may reasonably request in order to avoid, dispute, resist, mitigate, settle, compromise, defend or appeal such Indemnity Claim or judgment or adjudication with respect thereto (including, without limitation, instructing such solicitors or other professional advisers as the Company may nominate to act on the Director’s behalf but in accordance with the Company’s sole instructions);

(C)	without prejudice to the generality of sub-clause (B) above, at the request of the Company, allow the Company to take the sole conduct of such actions in the name of the Director as the Company may deem appropriate in connection with such Indemnity Claim;

(D)	without prejudice to the generality of sub-clause (B) above, make no admission of liability, agreement, settlement or compromise with any person in relation to such Indemnity Claim without the prior written consent of the Company; and

(E)	take all reasonable action to mitigate any loss suffered by the Director in respect of such Indemnity Claim.
3.2	The Company shall be entitled at any stage and at its sole discretion to settle any Indemnity Claim and shall be under no obligation to discuss with the Director its decision to settle an Indemnity Claim.

4.	Establishment of Liability

The Company shall only be liable in respect of any claim made by the Director under sub-clause 2.1 if and to the extent that such claim is admitted by the Company or proven in a court of competent jurisdiction.

5.	D&O Insurance

The Company shall use reasonable endeavours to purchase and maintain insurance cover for directors’ and officers’ liabilities on reasonable commercial terms (including as to cover for former directors) for so long as the Director is a director of the Company and for at least six years thereafter.

6.	Notices

6.1	A notice under this Deed shall only be effective if it is in writing.

6.2	Notices under this Deed shall be sent to a party at its address and, in the case of the Company, for the attention of the individual, set out below:

Party and title of individual	Address
Company Attention: Group Secretary	The registered office of the Company from time to time being at the date of this Deed:

Cadbury House, Sanderson Road, Uxbridge UB8 1DH

Director	The Beeches, 17 Stratton Road, Beaconsfield, Buckinghamshire HP9 1HR
PROVIDED THAT either party may change its notice details on giving notice to the other party of the change in accordance with this Clause. That notice shall only be effective on the date falling five Business Days after the notification has been received or on such later date as may be specified in the notice.

6.3	Any notice given under this Deed shall, in the absence of earlier receipt, be deemed to have been duly given as follows:
(A)	if delivered personally, on delivery; and

(B)	if sent by first class post, two clear Business Days after the date of posting.
6.4	No notice given under this Deed may be withdrawn or revoked except by notice given in accordance with this Clause.

6.5	The provisions of this Clause shall not apply in relation to the service of Service Documents.

7.	Remedies and Waivers

7.1	No delay or omission by either party to this Deed in exercising any right, power or remedy provided by law or under this Deed shall affect that right, power or remedy or operate as a waiver of it.

7.2	The single or partial exercise of any right, power or remedy provided by law or under this Deed shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

7.3	The rights, powers and remedies provided in this Deed are cumulative and not exclusive of any rights, powers and remedies provided by law.

8.	Invalidity

If at any time any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:
(A)	the legality, validity or enforceability in that jurisdiction of any other provision of this Deed; or

(B)	the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this Deed.
9.	Contracts (Rights of Third Parties) Act 1999

The parties to this Deed do not intend that any term of this Deed should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Deed.

10.	Entire Agreement

10.1	This Deed and, subject to sub-clause 1.3, any provision of any Employment Contract under which the Director is, or is entitled to be, indemnified by the Company, constitute the whole and only agreement between the parties relating to the indemnification of the Director by the Company, the funding of defending proceedings against the Director and the obligations of the parties in relation to Indemnity Claims.

10.2	Each party acknowledges that in entering into this Deed it is not relying upon any Pre-Contractual Statement which is not set out in this Deed.

10.3	Except in the case of fraud, no party shall have any right of action against any other party to this Deed arising out of or in connection with any Pre-Contractual Statement except to the extent that it is repeated in this Deed.

10.4	For the purposes of this Clause, “Pre-Contractual Statement” means any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to:
(A)	the indemnification of the Director by the Company; and/or

(B)	the funding of defending proceedings against the Director; and/or

(C)	the obligations of the parties in relation to Indemnity Claims, made or given by any person at any time prior to the date of this Deed.

10.5	This Deed may only be varied in writing signed by each of the parties.

11.	Assignment

11.1	The Company may at any time assign all or any part of the benefit of, or its rights or benefits under, this Deed to any Group Company.

11.2	The Director shall not assign, or purport to assign, all or any part of the benefit of, or his rights or benefits under, this Deed.

12.	Confidentiality

12.1	Subject to sub-clause 12.2, the Director shall treat as confidential and shall not disclose to any person all information which relates to:
(A)	an Indemnity Claim (including without limitation the existence of an Indemnity Claim);

(B)	any claim or payment made under sub-clause 2.1 or under sub-clause 2.2
(any such information being “Confidential Information”).

12.2	Notwithstanding the other provisions of this Clause, the Director may disclose Confidential Information:
(A)	to his professional advisers provided that he procures that such advisers comply with the restrictions contained in this Clause as if such advisers were a party to this Deed;

(B)	if and to the extent required by law;

(C)	if and to the extent the Confidential Information has come into the public domain through no fault of that party; or

(D)	if and to the extent the Company has given prior written consent to the disclosure, such consent not to be unreasonably withheld or delayed.
Any Confidential Information to be disclosed by the Director pursuant to paragraphs (B) or (C) shall be disclosed only after notice to the Company.

12.3	The restrictions contained in this Clause shall continue to apply after the termination of this Deed, and, for the avoidance of doubt, after the Director ceases to be a director of the Company, in each case without limit in time.

13.	Termination

13.1	Subject to sub-clause 13.4 below, this Deed shall terminate as regards the Director‘s holding of a directorship in the Company or a Group Company on the first date on which the Director ceases to hold such directorship.

13.2	The Company may terminate this Deed at any time by giving not less than 180 days’ prior written notice to the Director.

13.3	Any termination pursuant to sub-clauses 13.1 or 13.2 of this Deed (“Termination”) shall not affect:
(A)	any rights or obligations in respect of any matter notified pursuant to Clause 3 of this Deed prior to Termination; or

(B)	the right of the Director to be indemnified in accordance with the terms of this Deed in respect of any liability which relates to an Indemnity Claim made before or after Termination in respect of any act, omission or matter occurring prior to Termination, provided that such Indemnity Claim is notified to the Company in accordance with Clause 3 and, in any event, within five years of the date of Termination. For the avoidance of doubt, where the Director ceases to hold office and accordingly the provisions of this Deed cease to apply in respect of that office pursuant to Clause 13.1, the five year period in respect of Indemnity Claims relating to that office commences from his ceasing to hold that office notwithstanding that this Deed may remain in force as regards other offices held by the Director.
13.4	The provisions of Clauses 9, 10, 11, 12, 13, 15, 16 and 17 of this Deed will survive Termination. The other provisions of this Deed will survive Termination so far as relevant in relation to any Indemnity Claim covered by sub-clause 13.3.

14.	Counterparts

14.1	This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

14.2	Each counterpart shall constitute an original of this Deed, but all the counterparts shall together constitute but one and the same instrument.

15.	Choice of Governing Law

This Deed is governed by, and shall be construed in accordance with, English law.

16.	Jurisdiction

The courts of England are to have jurisdiction to settle any dispute arising out of or in connection with this Deed. Any Proceedings may therefore be brought in the English courts.

17.	Director’s Absence and Agent for Service

17.1	If at any time after the date of this Deed the Director is not or ceases to be ordinarily resident in England or Wales, the Director shall forthwith appoint an agent for the receipt of Service Documents having an address for service in England or Wales (the “Agent”) who is, subject to sub-clause 17.5, to act as such during any period in which the Director is not so ordinarily resident and thereafter until the Director has served a notice on the Company in accordance with sub-clause 17.5 (an “Absence Period”). As soon as possible after such appointment the Director shall notify the name and address of the Agent to the Company in writing. The Director agrees that any Service Document may be effectively served on him during any Absence Period in connection with Proceedings in England and Wales by service on the Agent effected in any manner permitted by the Civil Procedure Rules.

17.2	If the Director fails to appoint an Agent and to notify the name and address of an Agent to the Company in accordance with sub-clause 17.1, the Company shall be entitled by notice to the Director to appoint an Agent to act on behalf of the Director.

17.3	If an Agent at any time ceases for any reason to act as such, the Director shall appoint a replacement Agent having an address for service in England or Wales and shall notify the Company of the name and address of the replacement Agent. Failing such appointment and notification, the Company shall be entitled by notice to the Director to appoint a replacement Agent to act on behalf of the Director. The provisions of this Clause applying to service on an Agent apply equally to service on a replacement Agent.

17.4	A copy of any Service Document served on the Agent during any Absence Period shall be sent by post to the Director. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

17.5	If, having not been or having ceased to be ordinarily resident in England or Wales, the Director becomes, or returns to being, so ordinarily resident, the Director shall, as soon as possible, send written notice to the Company:
(A)	informing the Company of that fact; and

(B)	notifying the Company of an address for service of Service Documents in England or Wales, and, with effect from the Company’s receipt of that notice, any Agent appointed pursuant to this Clause (including, without limitation, any replacement Agent appointed pursuant to sub-clause 17.3) shall cease to be regarded as the Director’s agent for the receipt of Service Documents for the purposes of this Deed.

IN WITNESS of which this document has been executed and delivered as a deed on the date which first appears on page 1 above.

Executed as a deed by CADBURY PLC	)
acting by a director in the presence of:	)
)

Director

Signature of witness

Printed name of witness

Address of witness

Occupation of witness

Executed as a deed by	)
[DIRECTOR]	)
in the presence of:	)

Director

Signature of witness

Printed name of witness

Address of witness

Occupation of witness